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                                                                 Exhibit (b)(8)

                           HEALTHCARE PROPERTY APPRAISERS
                                  OF AMERICA, INC.

                                Post Office Box 2227
                       Hwy. 64 E., Laurel Terrace, 2nd Floor
                           Cashiers, North Carolina 28717
                                Phone: 704-743-5204
                                 Fax: 704-743-1730

April 21, 1997

Mr. David Brickman
Capitol Senior Living, Inc.
4160 Dallas Parkway
Dallas, TX 75240

Re:  The Trinity Hills Manor
     Benbrook, Texas

Dear Mr. Brickman:

HealthCare Property Appraisers of America, Inc. has inspected The Trinity Hills Manor for the purpose of estimating the Market Value of its fee simple estate as a Going Concern. All factors which might influence the value of this property were investigated and fully considered to the best of our ability. We have performed a Complete Appraisal and report our findings here in the form of a Self-Contained Appraisal Report, which describes the appraisal method and contains the information necessary for forming realistic conclusions. The supporting data analyses and conclusions are an integral part of this report. The maps, sketches, and statistics are included to aid the reader in visualizing the property. Your attention is directed to the section entitled: "Underlying Assumptions and Limiting Conditions Section" which provides the basis for all conclusions and the Final Value Estimate.

Based on the enclosed data and analyses, we believe the Subject Property described herein had a Market Value, as of March 21, 1997, at current occupancy and in its present physical condition of:

                                   $2,400,000

This value estimate included all real and personal property, as well as the business value as a Going Concern. Furniture, fixtures and equipment were estimated to have a contributory value of approximately $199,500 and intangible business assets were estimated to contribute $500,000 to the total value. The real estate alone was estimated to contribute $1,700,500. These estimated contributory values are allocations of the Going Concern and may not represent the amount that would be realized if components were sold separately.

The value conclusions, in this report assume that this property is not subject to any existing leases or management contracts. We have assumed that any new owner would be free to negotiate a new lease or management contract if they so desired.

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After studying the sales history of similar properties, the Appraiser estimates a reasonable marketing period for the subject property to be twelve months.

This appraisal constitutes a Complete Appraisal and this report is a Self-Contained Appraisal Report as defined by the Uniform Standards of Professional Appraisal Practice (USPAP).

SPECIAL CONDITION

After discussions with appropriate state agencies, the appraiser believes the property owner will be able to continue operating the subject facility as a nursing home. The reader is cautioned that the appraiser is not an expert on nursing home or medicaid matters and this critical assumption should be confirmed by legal counsel. If this assumption is not accurate it could have a dramatic impact on the property's value.

I appreciate the opportunity to provide these appraisal services to you. If you have any questions on this report or any other matters, please do not hesitate to call.


Respectfully submitted,


HealthCare Property Appraisers of America, Inc.



J. MICHAEL BURROUGHS, MAI, SRA
State Certified General Appraiser, #A218
President

JMB:ela


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                        SUMMARY OF IMPORTANT CONCLUSIONS

                  SELF-CONTAINED REPORT OF A COMPLETE APPRAISAL

Subject Property:                        The Trinity Hills Manor

Property Location:                       1000 McKinley Street
                                         Benbrook, Texas

Effective Date:                          March 21, 1997

Report Date:                             April 21, 1997

Purpose of Appraisal:                    Market Value

Area of Site:                            80,586 sf (approx.)

Highest and Best Use:                    For Nursing Home Use

Improvements:

     Number of Units:                    114 Beds

     Building Size:                      31,750 sf (approx.)

     Building Date:                      1971

Economics:

     Effective Gross income:             $ 3,402,876

     Expenses:                            (3,062,588)
                                         ------------

     Net income:                         $   340,288

Indicated Values:

     Cost Approach                       $2,240,000

     Income Capitalization Approach:     $2,430,000

     Sales Comparison Approach:          $2,150,000 to $2,350,000


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FINAL ESTIMATED MARKET VALUE:

     Land                                     $  125,000

     Building Improvements                    $1,575,500
                                              ----------

     Total Real Estate                        $1,700,500

     Personal Property                        $  199,500

     Business Value                           $  500,000
                                              ----------

     Total Property                           $2,400,000


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